                                                                     Exhibit 4.3

                             NESS TECHNOLOGIES, INC.
       Ness Tower, Atidim Building 4 P.O. Box 58152 Tel Aviv 61580 ISRAEL

                                                                          [Date]

To:                             SAP I.D. No.
    -------------------------                -------------------------

            We are pleased to inform you that effective on the date first written above, the Stock Option and Compensation Committee (the "Committee")
of the Board of Directors of Ness Technologies, Inc. (the "Company") granted you a stock option pursuant to the Company's 2007 Stock Option Plan (the "Plan"),
to purchase _____ shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, at a price of $_____ per Share (the "Option").

            The Option becomes vested and may be first exercised in accordance with the vesting schedule as follows provided that you are still employed by the
Company or any subsidiary of the Company on the relevant date:

            _____ shares on or after [date] [33.3%]

            _____ shares on or after [date] [33.3%]

            _____ shares on or after [date] [33.3%]

            Any tax consequences arising from the grant or exercise of the
Option, its possible acceleration or redemption, from the payment for Shares covered thereby, shall be borne solely by you. The options granted hereunder shall be [nonqualified stock options/incentive stock options].

            This Option (or installment thereof) is to be exercised through the
Company's option management system. The exercise of the options will be subject to the rules and practices applicable to such management system.

            This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto as Exhibit A), as from time to time amended;
provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under this Option. The terms and conditions of the Plan are incorporated by reference in this option agreement as if fully set forth herein.

            This Option, to the extent not previously exercised or redeemed, will expire on [date].

            You acknowledge that a registration statement on Form S-8 under the
Securities Act of 1933, as amended (the "Act"), effective on August___, 2007, is in effect as of this date as to the Shares issuable upon the exercise of this
Option. However, you acknowledge that there may be other applicable legal and contractual restrictions that may apply to a resale of the Shares and that the
Company is under not obligation to you to inform you of such restrictions or to assist you in revealing, modifying or canceling such restrictions.

            Would you kindly evidence your acceptance of this option and your agreement to comply with the provisions hereof and of the Plan by executing this letter.

Very truly yours,

NESS TECHNOLOGIES, INC. by:                             Title:
                            ---------------------------        -----------------

AGREED TO AND ACCEPTED: ------------------------------         -----------------
                        Name                                   Signature

                                    EXHIBIT A

                 NESS TECHNOLOGIES, INC. 2007 STOCK OPTION PLAN